Exhibit (a)(1)(J)

ImClone Systems Incorporated 180 Varick Street New York, New York 10014 U.S.A. www.imclone.com	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. www.lilly.com

Date: November 21, 2008

For Release:	Immediately
Refer to:	Lilly:
(317) 276-5795 — Mark E. Taylor (Media) or (317) 651-4808 — Ronika Pletcher
(Investors)
ImClone:
(908) 243-9945 — Tracy Henrikson or (646) 638-5045 — Rebecca Gregory
media@imclone.com
Lilly Completes Cash Tender Offer for ImClone Systems
Indianapolis, IN and New York, NY — Eli Lilly and Company (NYSE: LLY) and ImClone Systems Incorporated (NASDAQ: IMCL) today announced the successful completion of the previously announced tender offer by Lilly’s wholly-owned subsidiary, Alaska Acquisition Corporation, for all outstanding shares of ImClone at a price of $70.00 per share in cash. The offer expired at 12:00 midnight EST, on Thursday, November 20, 2008.
The depositary for the tender offer has advised Lilly and ImClone that, as of the expiration of the tender offer, approximately 85,401,945 shares (including 5,175,275 shares that were tendered pursuant to guaranteed delivery procedures) were validly tendered and not withdrawn in the tender offer, representing approximately 95.5 percent of ImClone’s issued and outstanding shares. All validly tendered shares have been accepted for payment in accordance with the terms of the tender offer.
Lilly intends to complete the acquisition of ImClone through a short-form merger on or about Monday, November 24, 2008, in which all outstanding shares of ImClone common stock not purchased by Alaska Acquisition in the tender offer will be converted into the right to receive $70.00 net per share in cash.

About Eli Lilly and Company
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY
About ImClone Systems Incorporated
ImClone Systems Incorporated is a fully integrated global biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. ImClone’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone’s headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone, please visit ImClone’s web site at http://www.imclone.com.
This press release contains forward-looking statements that are based on Lilly management’s current expectations, but actual results may differ materially due to various factors. Lilly cannot guarantee that the transaction described in this press release will close or that Lilly will realize anticipated operational efficiencies following any such transaction with ImClone. The current credit market may increase the cost of financing the transaction. For additional information about the factors that affect Lilly’s and ImClone’s respective businesses, please see Lilly’s latest Form 10-K filed February 2008 and Form 10-Q filed November 2008, and please see ImClone’s latest Form 10-K filed February 2008 and Form 10-Q filed November 2008, respectively. Any provisions of the Private Securities Litigation Reform Act of 1995 that may be referenced in such filings are not applicable to any forward-looking statements made in connection with the offer.
Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although ImClone believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond ImClone’s ability to control or predict. For forward-looking statements in this news release, other than those statements that relate to the tender offer, ImClone claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
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